Exhibit 99.1

GSE Systems Reports Fourth Quarter and Fiscal 2022 Financial Results

Conference Call Scheduled for today, March 30, 2023 at 4:30pm ET

Columbia, MD – March 30, 2023 - GSE Systems, Inc. (“GSE Solutions”, “GSE”, or “the Company”) (Nasdaq: GVP), a leader in advanced engineering and workforce solutions that support the future of clean-energy production and overall decarbonization initiatives of the power industry, today announced financial results for the fourth quarter (“Q4”) and fiscal year ended December 31, 2022.

Q4 2022 and FY22 Highlights

•	New orders in Q4 2022 increased 12% to approximately $11.4 million from Q3 2022, bolstered by $6.8 million in new orders for Workforce Solutions, or a 127% sequential increase from Q3 2022.
•	Training and Consulting Services sales increased in Q4 of 2022 by 54% to $4.8 million when compared to $3.1 million in Q4 of 2021 and rose 6% compared to Q3 of 2022.
•	Backlog at December 31, 2022, was $32.9 million, including $23.8 million of Engineering backlog, and $9.1 million of Workforce Solutions backlog.
•	Ended Q4 with cash, cash equivalents and restricted cash of $ 4.4 million, including restricted cash of $1.6 million.

Highlights subsequent to year-end

•	Renewed 5-year contract with additional options worth up to $28.3 million for Engineering Services.
•	Appointment of industry veteran, Ray Hruby as VP of Sales.

Management Commentary

“Fiscal 2022 was a busy year for GSE. The ongoing investments we have made in the company during 2022 include: putting master services agreements in place with key utility customers, which eases the path to purchase our capabilities across the entire breadth of our business; we have rebuilt our sales and recruiting teams in Workforce Solutions;  and we are glad to have hired a new head of sales early this year who is respected and well connected within the nuclear power industry. While industry spend has yet to return to pre-pandemic levels, we have been diligent during the year to be in front of customers to promote the business and align ourselves to their needs, remain a lean organization and preserve our capital structure to align the company to future opportunities. These efforts have begun to show initial progress during the fourth quarter, such as the sequential growth in Workforce Solutions Orders, and into early 2023 as exemplified by the successful renewal and expansion of a sizable, long-term agreement with US Government engineering laboratories that work directly with the US Navy. Other wins subsequent to Q4 close should significantly enhance the Company’s backlog to more typical levels,” commented Kyle J. Loudermilk, GSE’s President and Chief Executive Officer.

“We are pleased with the recent wins we’ve reported and are positioned for what we expect to be improved industry spending moving forward. While the industry is still timid with the timing and release of projects in general, many customers are in the midst of their planning process for future capital investment and maintenance programs. We are eager for this planning to move to the execution phase, at which point more business should flow to the vendor ecosystem. The outlook for the industry has not looked this positive in decades, especially given the legislation that has been passed in the recent years to strengthen the nuclear industry for the foreseeable future,” added Mr. Loudermilk

Emmett Pepe, CFO of GSE Systems, added, “During fiscal 2022 we were able to make certain investments in our business development teams and changes in our back office while maintaining tight expense controls. The back-office changes include: systems integrations, process improvement and bolstering our accounting team. While some orders received cascaded into early 2023, these wins have replenished our backlog to more historical levels and reveal that our pipeline remains very active. As part of the company’s goal to return to profitability we continue to be proactive in pursuing additional cost containment measures, while many of these are initiatives for 2023, we achieved some savings in Q4 2022 which help offset growth investment The company’s balance sheet remained stable as cash, cash equivalents and restricted cash at the end of Q4 2022 was $4.4m.”

Q4 2022 FINANCIAL RESULTS

Revenue during Q4 2022 was $10.8 million, a decrease of 9% compared to revenue of $11.9 million in Q3 2022, and revenue was $13.9 million in Q4 2021. The year-over-year decrease of $3.1 million was primarily due to the wind down of large projects in 2022 resulting in a reduction of staffing from our major customers, which continues to affect the power industry.

Engineering revenue was $7.5 million in Q4 2022 compared to $8.1 million in Q3 2022, and $6.8 million in Q4 2021. The year over year change was primarily attributable to the projects awarded with higher margins and improved processes in 2022.

Workforce Solutions revenue was $3.3 million in Q4 2022 compared to $3.8 million in Q3 2022, and $7.0 million in Q4 2021. The year over year decrease was due to the reduction in customer demand for Workforce Solutions.

Gross profit in Q4 2022 was $3.1 million, or 28.2% of revenue. This compared to gross profit of $3.1 million, or 22.0% of revenue in Q4 2021, and $3.3 million, or 27.0% of revenue in Q3 2022. The increase in gross margin was primarily related to improved mix of higher margins projects, shorter lead times and improved processes.

Operating expenses in Q4 2022 were $4.1 million compared to $4.9 million in Q4 2021, with the decrease due to an impairment of unbilled receivables of $0.8 million taken in Q4 2021.

Operating loss was approximately $(1.1) million in Q4 2022, compared to $(1.8) million in Q4 2021 and operating loss was $(9.0) million in Q3 2022, and the increase was due to a $7.5 million goodwill and intangible asset impairment charge in Q3 2022.

Net loss in Q4 2022 was $(1.5) million or $(0.07) per basic and diluted share, compared to net loss of $(1.9) million or $(0.09) per basic and diluted share in Q4 2021.

Adjusted net loss1 totaled $(1.1) million, or $(0.05) per diluted share in Q4 2022, Q4 2021 and Q3 2022.

Adjusted EBITDA1 totaled $(0.4) million in Q4 2022, compared to $(1.1) million in Q4 2021 and $(0.7) million in Q3 2022.

Backlog at December 31, 2022, was $32.9 million, including $23.8 million of Engineering backlog, and $9.1 million of Workforce Solutions.

2022 FULL YEAR RECAP

Revenue in 2022 was $47.7 million a decrease of 13.5% compared to $55.2 million in 2021. The year over year decrease of $7.4 million was primarily due to due a wind down of large projects and a reduction in demand for staffing from our major customers as reflected in the reduction in orders.

Engineering revenue was $29.9 million in 2022 compared to $28.1 million in 2021. The year over year increase was primarily due to increased work on POC projects and improved utilization of personnel on T&M projects.

Workforce Solutions revenue was $17.8 million in 2022 compared to $27.0 million in 2021. The year over year decrease in revenue was primarily due a wind down of large projects and a reduction in demand for staffing from our major customers as reflected in the reduction in orders.

Gross profit in 2022 was $11.9 million, or 25.0% of revenue. This compared to gross profit of $11.9 million, or 21.5% of revenue in 2021. The increase in gross margin is primarily related to improved mix of higher margins projects, shorter lead times and improved processes.

Operating expenses in 2022 were $26.3 million compared to $17.8 million in 2021, and the increase was due to a $7.5 million goodwill and intangible asset impairment charge in 2022.

Operating loss was approximately $(14.4) million in 2022, compared to $(6.0) million in 2021.

Net loss in 2022 was $(15.3) million or $(0.72) per basic and diluted share, compared to net income of $10.6 million or $0.51 per basic and diluted share in 2021.

Adjusted net loss1 totaled $(5.5) million, or $(0.26) per diluted share in 2022, compared to adjusted net loss of $(2.9) million, or $(0.14) per diluted share, in 2021.

Adjusted EBITDA1 totaled $(3.5) million in 2022, compared to $(2.2) million in 2021.

1 Refer to the non-GAAP reconciliation tables at the end of this press release for a definition of "EBITDA", “adjusted EBITDA” and “adjusted net income”.

CONFERENCE CALL

GSE Systems has scheduled a conference call for today, March 30, 2023 at 4:30 p.m. ET (1:30 p.m. PT) to review these results. Interested parties can access the conference call by dialing (833) 974-2453 or (412) 317-5784 or can listen via a live Internet webcast at: https://app.webinar.net/9WOQrgvYE0K. Access to the link is also available in the Investor Relations section of the Company's website at: https://www.gses.com/about/investors/.

A teleconference replay of the call will be available for seven days at (877) 344-7529 or (412) 317-0088, confirmation # 5336388. A webcast replay will be available in the Investor Relations section of the Company's website at https://www.gses.com/about/investors/ for 90 days.

ABOUT GSE SOLUTIONS
Proven by more than 50 years of experience in the nuclear power industry, GSE knows what it takes to help customers deliver carbon-free electricity safely and reliably. Today, GSE Solutions leverages top talent, expertise, and technology to help energy facilities achieve next-level power plant performance. GSE's advanced Engineering and Workforce Solutions divisions offer highly specialized training, engineering design, program compliance, simulation, and technical staffing that reduce risk and optimize plant operations. With more than 1,100 installations and hundreds of customers in over 50 countries, GSE delivers operational excellence. www.gses.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	Investor Contact
Kyle Loudermilk	Lytham Partners
Chief Executive Officer	Adam Lowensteiner, Vice President
GSE Systems, Inc.	(646) 829-9702
(410) 970-7800	gvp@lythampartners.com

GSE SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months ended December 31,		Twelve Months ended December 31,
	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$10,816	$13,871	$47,734	$55,183
Cost of revenue	7,761	10,813	35,824	43,325
Gross profit	3,055	3,058	11,910	11,858

Selling, general and administrative	3,775	4,387	17,028	14,908
Research and development	101	166	611	626
Restructuring charges	-	-	-	798
Goodwill and intangible asset impairment charge	-	-	7,505	3
Depreciation	91	68	304	284
Amortization of definite-lived intangible assets	168	284	868	1,213
Total operating expenses	4,135	4,905	26,316	17,832

Operating loss	(1,080)	(1,847)	(14,406)	(5,974)

Other income and expenses, net
Interest expense	(344)	(24)	(1,272)	(159)
Change in fair value of derivative instruments, net	100	19	477	19
Other (loss) income, net	(33)	31	(91)	16,884

(Loss) Income before taxes	(1,357)	(1,821)	(15,292)	10,770

Provision for income taxes	159	36	51	163

Net (loss) income	$(1,516)	$(1,857)	$(15,343)	$10,607

Net (loss) income per common share - basic	$(0.07)	$(0.09)	$(0.72)	$0.51
Net (loss) Income per common share - Diluted	$(0.07)	$(0.09)	$(0.72)	$0.51

Weighted average shares outstanding - Basic	22,136,313	20,901,005	21,362,897	20,761,191
Weighted average shares outstanding - Diluted	22,136,313	20,901,005	21,362,897	20,761,191

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31, 2022	December 31, 2021
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,789	$3,550
Restricted cash, current	1,052	-
Contract receivables, net	10,064	11,257
Prepaid expenses and other current assets	2,165	5,262
Total current assets	16,070	20,069

Equipment, software and leasehold improvements, net	772	839
Software development costs, net	574	532
Goodwill	6,299	13,339
Intangible assets, net	1,687	3,020
Restricted cash - long term	535	-
Operating lease right-of-use assets, net	506	1,200
Other assets	53	52
Total assets	$26,496	$39,051

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$-	$1,817
Current portion of long-term note	3,038	-
Accounts payable	1,262	1,179
Accrued expenses	2,084	1,358
Accrued compensation	1,071	1,452
Billings in excess of revenue earned	4,163	5,029
Accrued warranty	370	667
Income taxes payable	1,774	1,654
Derivative liabilities	603	-
Other current liabilities	1,286	1,883
Total current liabilities	15,651	15,039

Long-term note, less current portion	310	-
Operating lease liabilities noncurrent	160	790
Other noncurrent liabilities	144	179
Total liabilities	16,265	16,008

Commitments and contingencies (Note 22)

Stockholders' equity:
Preferred stock $0.01 par value; 2,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock $0.01 par value; 60,000,000 shares authorized, 24,046,806 and 22,533,005 shares issued, 22,447,895 and 20,934,094 shares outstanding, respectively	240	225
Additional paid-in capital	82,911	80,505
Accumulated deficit	(69,927)	(54,584)
Accumulated other comprehensive income (loss)	6	(104)
Treasury stock at cost, 1,598,911 shares	(2,999)	(2,999)
Total stockholders' equity	10,231	23,043
Total liabilities and stockholders' equity	$26,496	$39,051

The accompanying notes are an integral part of these consolidated financial statements.

EBITDA and Adjusted EBITDA Reconciliation (in thousands)

References to “EBITDA” mean net (loss) income, before taking into account interest expense (income), provision for income taxes, depreciation and amortization. References to Adjusted EBITDA exclude the impact of litigation, goodwill and intangible asset impairment charge, employee retention credit, PPP loan and accumulated interest, restructuring charges, stock-based compensation expense, change in fair value of derivative instruments, and VAT write-off. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP). Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, are useful to investors to evaluate our results because it excludes certain items that are not directly related to our core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Investors should recognize that EBITDA and Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Three Months ended December 31,		Twelve Months ended December 31,
	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)	(audited)
Net (loss) income	$(1,516)	$(1,857)	$(15,343)	$10,607
Interest expense, net	344	24	1,272	159
Provision for income taxes	159	36	51	163
Depreciation and amortization	344	439	1,511	1,865
EBITDA	(669)	(1,358)	(12,509)	12,794
Litigation	-	(22)	-	(22)
Goodwill and intangible asset impairment charge	-	-	7,505	3
Employee retention credit	-	-	-	(7,162)
PPP loan and accumulated interest forgiveness	-	-	-	(10,127)
Restructuring charges	-	-	-	798
Stock-based compensation expense	362	259	1,954	1,043
Change in fair value of derivative instruments, net	(100)	(19)	(477)	(19)
VAT write-off	-	-	-	450
Adjusted EBITDA	$(407)	$(1,140)	$(3,527)	$(2,242)

Adjusted Net Income and Adjusted EPS Reconciliation (in thousands, except per share amounts)

References to Adjusted net (loss) income exclude the impact of litigation, goodwill and intangible asset impairment charge, employee retention credit, PPP loan and accumulated interest, restructuring charges, stock-based compensation expense, change in fair value of derivative instruments, VAT write-off, amortization of intangible assets related to acquisitions, release of valuation allowance, and income tax expense impact of adjustments. Adjusted Net Income and adjusted earnings per share (adjusted EPS) are not measures of financial performance under GAAP. Management believes adjusted net income and adjusted EPS, in addition to other GAAP measures, are useful to investors to evaluate our results because they exclude certain items that are not directly related to our core operating performance and non-cash items that may, or could, have a disproportionate positive or negative impact on our results for any particular period. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP adjusted net income and adjusted EPS to GAAP net income, the most directly comparable GAAP financial measure, is as follows:

	Three Months ended December 31,		Twelve Months ended December 31,
	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)	(audited)
Net (loss) income	$(1,516)	$(1,857)	$(15,343)	$10,607
Litigation	-	(22)	-	(22)
Goodwill and intangible asset impairment charge	-	-	7,505	3
Employee retention credit	-	-	-	(7,162)
PPP loan and accumulated interest forgiveness	-	-	-	(10,127)
Restructuring charges	-	-	-	798
Stock-based compensation expense	362	259	1,954	1,043
Change in fair value of derivative instruments, net	(100)	(19)	(477)	(19)
VAT write-off	-	-	-	450
Amortization of intangible assets related to acquisitions	168	284	868	1,213
Valuation allowance	-	246	-	246
Income tax expense impact of adjustments	-	46	-	46
Adjusted net loss	$(1,086)	$(1,063)	$(5,493)	$(2,924)

Adjusted loss per common share – Diluted	(0.05)	(0.05)	(0.26)	(0.14)

Weighted average shares outstanding – Diluted(a)	22,136,313	20,901,005	21,362,897	20,761,191

(a) During the year ended December 31, 2022, the Company reported a GAAP net loss and adjusted net loss. Accordingly, there was no dilutive shares from RSUs included in the adjusted earnings per common share calculation for the year ended December 31, 2022, that was considered anti-dilutive in determining the GAAP diluted loss per common share.